Exhibit 3.26

LIMITED LIABILITY COMPANY AGREEMENT

OF

VOICESTREAM PCS I L.L.C.

THE UNDERSIGNED Sole Member is executing this Limited Liability Company Agreement (the “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Delaware Act”), and does hereby certify and agree as follows:

1. Name; Formation. The name of the Company shall be VoiceStream PCS I L.L.C., or such other name as the Sole Member may from time to time hereafter designate. The Company shall be formed upon the execution and filing by Angela R. Morrill, acting as the duly authorized agent of the Sole Member for such purpose, of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth all of the information required by Section 18-201 of the Delaware Act.

2. Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following defined terms shall have the meanings set forth below:

“Sole Member” means Western PCS I Corporation, a Delaware Corporation.

“Member” means the Sole Member and/or any other Member admitted pursuant to Sections 9 and 10 below.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. As used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions or sections hereof.

3. Purpose. The purpose of the Company shall be to engage in any lawful business activity or transaction that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities and transactions may be determined by the Sole Member from time to time.

4. Offices.

1. The principal business office of the Company, and such additional offices as the Sole Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Sole Member may designate from time to time.

1. The registered office of the Company in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805. The registered agent of the Company for service of process at such address is Corporation Service Company.

5. Members. The only Member of the Company is the Sole Member. The name and business or residence address of the Sole Member of the Company is as set forth on Schedule I attached hereto, as the same may be amended or modified from time to time.

6. Term. The Company shall have a perpetual existence unless its existence is sooner terminated in accordance with Section 15 of this Agreement.

7. Management of the Company.

1. The Sole Member shall have the full and exclusive right to manage the business and affairs of the Company, and shall have all powers and rights necessary, appropriate, desirable or advisable to effectuate and carry out the purposes and business of the Company. The Sole Member may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Sole Member may delegate to any such person or entity such authority to act on behalf of the Company as the Sole Member may from time to time deem appropriate. In furtherance thereof, the Sole Member, on behalf of the Company, may enter into an agreement with any such individual or entity for the purpose of effecting or evidencing any such delegation. Each such agreement shall be binding upon the Company in accordance with its terms. No person dealing with any employee or agent authorized by the Sole Member shall be required to determine the authority of such employee or agent to act on behalf of the Company, or to determine any facts or circumstances bearing on the existence of such authority, or to see to the application by such employee or agent of any money or other property paid or delivered to him as a recipient for the Company. Without limitation, the Sole Member hereby appoints, as the initial officers (the “Initial Officers”) of the Company, the persons listed below to the offices listed opposite their respective names:

John W. Stanton	Chief Executive Officer
Robert R. Stapleton	President
Don Guthrie	Chief Financial Officer
Alan R. Bender	Executive Vice President, General Counsel, and Secretary
Cregg B. Baumbaugh	Executive Vice President, Finance, Strategy and Development
David A. Miller	Vice President and Assistant Secretary
Patricia L. Miller	Executive Vice President, Principal Accounting Officer and Controller
Lee Tostevin	Assistant Secretary

The Sole Member hereby delegates to the foregoing officers, or any successors to the offices of President, Vice-President or Chief Financial Officer of the Company (such parties are collectively the “Senior Officers”), or any of their respective designees, full power and authority as to the care, custody, operation, maintenance and control of the Company and all related facilities and assets of the Company or any real property or assets acquired by the Company. The Senior Officers and any of their respective designees shall have authority to execute all documents and instruments relating to the Company and/or the registration, operation, maintenance or financing thereof. Each officer of the Company (including the Initial Officers) shall serve until his successor is appointed, or his earlier death, disability, resignation or removal.

2. The Sole Member may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Company’s certificate of formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of the winding up of the Company, a certificate of cancellation canceling the Company’s certificate of formation.

8. Capital Contributions. The Sole Member has made a contribution to the capital of the Company in the amount set forth on Schedule I attached hereto. The Sole Member shall not be required to make any further contributions to the capital of the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash (or evidences of obligations), property or services to the Company as shall be determined by the Members, acting unanimously, at the time of each such admission.

9. Assignments of Company Interest.

1. After the admission of any Members in addition to the Sole Member, pursuant to the terms of Section 10 below, no Member may sell, assign, pledge or otherwise transfer or encumber all or any part of its interest in the Company, and no transferee of all or any part of a Member’s interest in the Company shall be admitted as a substituted Member, without, in either event, having obtained the prior written consent of the other Member (which consent may be given or withheld in such other Member’s sole discretion); provided, however, that no such prior consent shall be required for any Member to transfer all or any part of its interest in the Company to any entity beneficially owned by such Member. Any permitted transferee of all or any part of a Member’s interest in the Company shall as a condition precedent to such transfer agree to be bound by all of the terms and conditions of this Agreement to the same extent as the transferor of such interest.

2. The Members shall amend Schedule I attached hereto from time to time to reflect transfers made in accordance with, and as permitted under, this Section 9. Any purported transfer in violation of this Section 9 shall be null and void and shall not be recognized by the Company.

10. Additional Members. The Sole Member shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the Sole Member; and in connection with any such admission, the Sole Member shall amend Schedule I hereof to reflect the name, address and capital contribution of each additional Member.

11. Withdrawal. After the admission of any Members in addition to the Sole Member, pursuant to the terms of Sections 9 and 10 above, no Member shall have the right to withdraw from the Company except with the consent of the other Members and upon such terms and conditions as may be specifically agreed upon between such other Members and the withdrawing Member. The provisions of this Agreement with respect to distributions upon withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Delaware Act or otherwise.

12. Distributions/Allocations. Distributions of cash or other assets of the Company shall be made at such time and in such amounts as the Sole Member may determine. Such distributions shall be allocated to the Sole Member in the same proportion as its then capital account balance.

13. Return of Capital. Except as otherwise provided herein, the Sole Member shall not have the right to receive any return of its capital contribution.

14. Membership Interests; Certificates. Each membership interest in the Company shall be a security governed by Article 8 of the Uniform Commercial Code of the State of Delaware, 6 Del. C. § 1-101 et seq., and shall be represented by a certificate. Each certificate representing a membership interest in the Company now or hereafter held by a Member shall be stamped with a legend in substantially the following form:

“The Membership Interest represented by this Certificate has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. No transfer or other disposition of such Membership Interest may be made in the absence of an effective registration statement for such Membership Interest under the Securities Act of 1933 or an opinion of legal counsel satisfactory to counsel of VoiceStream PCS I L.L.C. that registration is not required under said act. Reference is also made to the Limited Liability Company Agreement entered into by the registered owner concurrently with or prior to the issuance of this Certificate which should be referred to for additional restrictions on the transferability of the Membership Interest represented hereby.”

15. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

1. The determination of the Sole Member to dissolve the Company; or

2. The occurrence of an event of withdrawal of the Sole Member or any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

16. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely debts, obligations and liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. The Company shall indemnify, defend and hold harmless the Sole Member (the “Indemnitee”), from and against any claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) arising out of or in connection with any act or failure to act by an Indemnitee pursuant to this Agreement, or the business and affairs of the Company, to the fullest extent permitted by law; provided, however, that an Indemnitee shall not be entitled to indemnification hereunder if there is a judicial determination that (a) such indemnitee’s actions or omissions to act were made in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) such Indemnitee personally gained a financial benefit to which the Indemnitee was not legally entitled.

17. Further Assurances. The Members shall hereafter execute and deliver such further instruments and documents and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement, including, without limitation, executing and delivering any amended, modified or restated limited liability company agreements.

18. Amendments. This Agreement may be amended only upon the written consent of all of the Members.

19. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

20. Section Headings. Section headings in this Agreement are for convenience only and shall have no force or effect for any purpose whatsoever.

IN WITNESS WHEREOF, the undersigned party has duly executed this Limited Liability Company Agreement as of April 27, 1999.

SOLE MEMBER:

WESTERN PCS I CORPORATION

By:	/s/ Alan R. Bender
Name: Alan R. Bender
Title: Senior Vice President General Counsel

SCHEDULE I

MEMBERS OF VOICESTREAM PCS I L.L.C.

Name & Address	Percentage Interest	Capital Contribution
Western PCS I Corporation		All assets of Western PCS I
3650 131st Avenue SE		Corporation.
Bellevue, WA 98006 transferred its membership interest to:

Western PCS Holding Corporation
3650 131st Avenue SE
Bellevue,WA 98006 transferred its membership interest to:

VoiceStream PCS Holding L.L.C.	100%
3650 131st Avenue SE
Bellevue, WA 98006